Explanation of Responses:

(1)         This Form 4 is filed on behalf of XL Investments Ltd, a Bermuda limited liability company (“XL Investments”), and  XL Insurance (Bermuda) Ltd, a Bermuda limited liability company (“XL Insurance” and, together with XL Investments, the “Reporting Persons”).  XL Investments and XL Global, Inc. (“XL Global”) each directly own shares of common stock of the Issuer.  XL Insurance directly owns 100% of the equity interests of XL Investments and indirectly owns 100% of the equity interests of  XL Global.

(2)         On March 27, 2013, pursuant to prior agreements, XL Investments purchased 1,666,667 of common stock from the Issuer in a private placement concurrent with the Issuer’s initial public offering for an aggregate purchase price of $25,000,000. XL Insurance may be deemed to have an indirect pecuniary interest (as described in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended) in the Issuer’s securities held by XL Investments, its wholly owned subsidiary.   This report shall not be deemed an admission that XL Insurance is the beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purposes.

(3)         In March 2012, in connection with the transactions described in note 4 below, XL Global acquired an equity interest in Oak Circle Capital Partners LLC (“Oak Circle”); Oak Circle serves as the Manager of the Issuer.  On March 27, 2013, Oak Circle distributed shares of the Issuer’s common stock among the holders of equity interests in Oak Circle, including XL Global, proportionally to the amounts of equity interests in Oak Circle held by them.  No consideration was paid by any such equity holder of Oak Circle in connection with such distribution, and neither the Reporting Persons nor XL Global participated in the decision by Oak Circle to make such distribution.  XL Insurance may be deemed to have an indirect pecuniary interest (as described in Rule 16a-1 promulgated under the Exchange Act) in the Issuer’s securities held by XL Global, its indirect wholly owned subsidiary.  This report shall not be deemed an admission that XL Insurance is the beneficial owner of such securities for purposes of Section 16 of the Exchange Act or for any other purposes.

(4)         In 2012 in connection with the purchase of the Issuer’s common stock by XL Investments and the agreement of XL Investments to purchase from the Issuer certain additional shares of common stock in the future under certain circumstances, XL Investments also received warrants (the “Warrants”) to purchase 3,125,000 shares (giving effect to the Issuer’s reverse stock split effected immediately prior to its initial public offering) of common stock of the Issuer.  No separate consideration was paid for the Warrants and the aggregate purchase price for the Warrants and the common stock of the Issuer purchased by XL Investments in 2012 (as reflected in the Form 3 previously filed by the Reporting Persons) is $25,000,000.  On March 27, 2013, in connection with the consummation of the Issuer’s initial public offering, the exercise price per share of the Warrants was determined and fixed.  XL Insurance may be deemed to have an indirect pecuniary interest (as described in Rule 16a-1 promulgated under the Exchange Act) in the Issuer’s securities held by XL Investments, its wholly owned subsidiary.  This report shall not be deemed an admission that XL Insurance is the beneficial owner of such securities for purposes of Section 16 of the Exchange Act or for any other purposes.